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Exhibit 5.3

[Vinson & Elkins L.L.P. Letterhead]

October 25, 2011

MarkWest Energy Partners, L.P.
MarkWest Energy Finance Corporation
1515 Arapahoe Street
Tower 1, Suite 1600
Denver, Colorado 80202-2126

Ladies and Gentlemen:

        We have acted as counsel for MarkWest Energy Partners, L.P., a Delaware limited partnership (the "Partnership"), MarkWest Energy Finance Corporation, a Delaware corporation ("Finance Corp" and, together with the Partnership, the "Issuers") and certain of its subsidiaries with respect to the preparation of Post-Effective Amendment No. 2 (the "Amendment") to the Registration Statement No. 333-164323 on Form S-3 (the "Initial Registration Statement") filed on January 13, 2010 with the Securities and Exchange Commission (the "Commission"). As indicated in the explanatory Note included therein, the Amendment is being filed on or about the date hereof solely for the purpose of adding MarkWest Mountaineer Pipeline Company, L.L.C., a Delaware limited liability company ("Mountaineer") and wholly-owned subsidiary of the Partnership, as a co-registrant and potential guarantor of any debt securities that the Issuers may issue and sell from time to time pursuant to the registration statement to which this opinion is an exhibit.

        This opinion supplements our opinion dated January 13, 2010 (the "Initial Opinion") filed as Exhibit 5.1 to the Initial Registration Statement, and it is being given subject to the same assumptions and qualifications that we expressed therein in relation to the potential guarantees (the "Guarantees") by the other subsidiaries of the Partnership of any debt securities that the Issuers may issue and sell from time to time pursuant to the registration statement to which this opinion is an exhibit. In addition to the documents and certificates referred to in the Initial Opinion, we have also examined the Amendment and the formation documents of Mountaineer.

        Based upon and subject to the foregoing, we are of the opinion that, when (i) Mountaineer has taken all necessary action to approve its execution and delivery of the Indenture governing any debt securities that the Issuers may issue and sell pursuant to the registration statement to which this opinion is an exhibit and that Mountaineer may guarantee under such Indenture, (ii) Mountaineer has duly executed and delivered such Indenture, and (iii) such debt securities have been duly executed, authenticated, issued and delivered in accordance with the provisions of such Indenture and the applicable definitive purchase, underwriting or similar agreement of the Issuers, upon payment of the consideration for such debt securities provided for in such agreement Mountaineer's Guarantee of such debt securities will be its valid and legally binding obligation, enforceable against Mountaineer in accordance with its terms, except as such enforcement may be subject to any applicable bankruptcy, insolvency, reorganization, fraudulent conveyance or other law relating to or affecting creditors' rights generally and general principles of equity.

        This opinion is limited in all respects to the laws of the State of New York, the Delaware Limited Liability Company Act and the federal laws of the United States.

        We hereby consent to the references to this firm under the caption "Legal Matters" in the prospectus contained in the registration statement referred to above and to the filing of this opinion as an exhibit to such registration statement. By giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Commission issued thereunder.

                      Very truly yours,

                      /s/ Vinson & Elkins L.L.P.

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  Exhibit 5.3